SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2012

NBT BANCORP INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14703	16-1268674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815
(Address of principal executive offices)

Registrant's telephone number, including area code: (607) 337-2265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition

On January 23, 2012, NBT Bancorp Inc. issued a press release describing its results of operations for the quarter and year ending December 31, 2011, announcing a quarterly dividend of $0.20 per share to be paid on March 15, 2012 to shareholders of record on March 1, 2012.  That press release is furnished as Exhibit 99.1 hereto.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2012, the Compensation Committee of the Board of Directors (the “Committee”) approved a long-term performance-based equity incentive program for the named executive officers (the “NEOs”) of the Company other than the Chief Executive Officer, for whom a similar program is already in place, under the Company’s 2008 Omnibus Incentive Plan to further align the interests of the NEOs with those of the Company’s shareholders.  Under the program, each NEO has the opportunity to receive units of Company common stock upon reaching the retirement age specified in, or qualifying for early retirement under, the Company’s Defined Benefit Pension Plan.  Each NEO’s award account is initially set at zero units, and units will be added or subtracted thereto based on whether the Company achieves annual diluted EPS targets to be established by the Committee in conjunction with the Company’s Board of Directors at the beginning of each year.  The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually.  The payment of the units in the award account at the end of the program period is subject to the NEO’s continued employment with the Company. No dividends will be paid on units in the award account, nor will the NEO’s have the right to vote such units.

ITEM 9.01	Financial Statements and Exhibits

(d) The following is being furnished herewith:

Exhibit No.	Exhibit Description
99.1	Press release text of NBT Bancorp Inc. dated January 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBT BANCORP INC.
(Registrant)

/s/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President
and Chief Financial Officer

Date: January 24, 2012